EXHIBIT 10.1

Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

ASSET PURCHASE AND SALE AGREEMENT

ADMAY INC

499 Evernia St. Suite 315

West Palm Beach FL 33401

Attention:

Edward May

James Fuller

Chris Leith

April 14, 2021

Dear Edward:

Re: Asset Purchase Agreement Between Green Hygienics Holdings Inc. and ADMAY INC for the Purchase of Two CBD Cigarette Brands and 166,000 Cartons of Inventory

This will advance our recent discussions respecting the purchase and sale of select Assets of ADMAY INC (the “Company”) by Green Hygienics Holdings Inc. (“Green Hygienics”).

The purpose of this letter (this “Letter”) is to set forth certain binding understandings among Green Hygienics and (“Company”), as of the date shown above (the “Effective Date”), with respect to the above transaction by Green Hygienics on the terms set forth below.

1.	Basic Transaction

Green Hygienics will acquire select Assets of the Company.

The parties intend that the closing of the proposed transaction would occur on or before April 15, 2021 (the “Closing”).

2.	Terms

a)	Purchase Price for select Assets of the ADMAY INC will be USD$2,822,000

MSRP: $12.95 per 20 Pack. There are 10 Packs in a Carton. There are approx. 166,000 Cartons in the inventory being acquired. The total MSRP is $21,497,000.

b)	The Price will be paid to the stakeholders by way of Cash and Restricted Common Shares in the publicly traded entity Green Hygienics Holdings Inc.

-	Cash in the amount of $122,400 for the first order of 7,200 Cartons of American Hemp CD Cigarettes.

-

For every carton purchased thereafter up to 166,000 cartons, Green Hygienics will pay $17 per carton by way of $10 cash and $7 worth of Restricted Common Stock in Green Hygienics. The stock will be valued at two dollars and fifty cents ($2.50) per share. Green Hygienics will have the option just to pay $17 in cash and forego issuing any shares.

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

c)

Green Hygienics will own all rights and title including Trademarks and digital assets related to both the “Diablo” and “American Hemp” Brands and all business development or sales and distribution work with respect to those brands that has been done to date. Green Hygienics Holdings Inc. will have exclusive right for sales and distribution to retailers.

ADMAY INC will have an exclusive right to manufacture for Green Hygienics and white label for third parties for 36 months.

d)	Both Parties will proceed under the terms of this Asset Purchase Agreement in good faith and on a best-efforts basis.

3.	Proposed Form of Agreement

Green Hygienics and Company agree to the terms of this Asset Purchase Agreement, containing comprehensive representations, warranties, indemnities, conditions and agreements Company, including, without limitation, representations by Company regarding the ownership of Company’s principal assets, including its intellectual property, and the continuity of any key licensed technologies for a reasonable period of time. The representations and warranties regarding intellectual property would survive for a term of five years and the remaining representations and warranties would survive for a period of two years. The execution of this Asset Purchase Agreement by Green Hygienics and Company and their respective obligations to close the transaction shall be subject to approval by the respective boards of directors of Green Hygienics and the Company.

4.	Conditions to Proposed Transaction

The parties understand this Asset Purchase Agreement is subject to customary terms and conditions, including, but not limited to, the following:

a.	receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties, if necessary;

c.	absence of pending or threatened litigation that would encumber the Assets or the transactions to be contemplated thereby; and

d.	delivery of customary legal opinions, closing certificates and other documentation.

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

5.	Access

Company shall provide to Green Hygienics complete access to Company’s facilities to pick up any of the Assets.

6.	Disclosure

Except as and to the extent required by law, without the prior written consent of the other party, neither Green Hygienics nor Company shall, and each shall direct its shareholders or Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

7.	Governing Law; Jurisdiction; Venue

This Letter shall be governed by and construed under the laws of the State of California without regard to principles of conflict of laws.

Please sign and date this Letter in the space provided below to confirm your understanding of the terms of the Nonbinding Provisions and to confirm the mutual binding agreements set forth in the Binding Provisions and return a signed copy to the undersigned.

Very truly yours,

GREEN HYGIENICS HOLDINGS INC.

By:	/s/ Ron Loudoun
Name:	Ron Loudoun
Title:	CEO

Acknowledged and agreed as to
this 15th day of April 2021:

By :	/s/ Edward May
Name:	Edward May
Title:	Chief Executive Officer and President

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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